Exhibit 99.1

Sonic Foundry Reports Third Quarter Fiscal 2013 Results

MADISON, Wis.--(BUSINESS WIRE)--July 25, 2013--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted market leader for video management and academic, enterprise and event webcasting, today announced financial results for its fiscal 2013 third quarter ended June 30, 2013.

GAAP results include:

  Revenues of $8.0 million, up 3 percent from the fiscal third quarter of 2012
  Product and other revenue of $4.2 million, up 1 percent from the fiscal third quarter of 2012
  Services revenue of $3.8 million, up 6 percent from $3.6 million in the third quarter of fiscal 2012
    Support and maintenance revenue of $2.0 million, an increase of 9 percent over the third quarter of fiscal 2012
    Event services and hosting revenue of $1.8 million, an increase of 3 percent over the third quarter of fiscal 2012
  Unearned revenue balance of $6.6 million, compared to $5.7 million at June 30, 2012
  GAAP net income of $40 thousand or $0.01 per basic share, compared to net income of $559 thousand or $0.14 per basic share in the fiscal third quarter of 2012
  Gross margin of $5.6 million or 70 percent compared to $5.6 million or 72 percent for the fiscal third quarter of 2012
  Cash balance of $3.1 million at June 30, 2013
  Equity investment in earnings from Mediasite KK of $11 thousand related to our current 26% ownership interest in our Japanese partner

Non-GAAP results include:

  Billings of $8.5 million, an increase of 2 percent over the third quarter of fiscal 2012
  Product and other billings of $4.4 million, up 4 percent from the third quarter of fiscal 2012
  Services billings of $4.1 million is consistent with the third quarter of fiscal 2012
    Support and maintenance billings of $2.5 million, an increase of 3 percent over the third quarter of fiscal 2012
    Event services and hosting billings of $1.6 million, a decrease of 6 percent over the third quarter of fiscal 2012
  Non-GAAP net income of $1.0 million or $0.26 per basic share compared to non-GAAP net income of $1.6 million or $0.41 per basic share in the third quarter of fiscal 2012

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

At June 30, 2013, $6.6 million of revenue was deferred, of which the company expects to realize approximately $2.4 million in the quarter ending September 30, 2013. Revenue from service contracts is recognized over the life of the contract. Services revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services.

Gross margin decreased from 72 percent in the third quarter of fiscal 2012 to 70 percent in the third quarter of fiscal 2013 due to a greater volume of discounted upgrade units for customers whose product had reached the end of hardware eligibility.

International product and service billings accounted for 27 percent of overall billings, compared to 24 percent in the third quarter of fiscal 2012. During the third quarter of this fiscal year, 80 percent of billings were to preexisting customers, compared to 85 percent in third quarter fiscal 2012, with 63 percent to education customers and 27 percent to corporate.

As previously reported in June 2013, the Company’s Board of Directors authorized a $1 million common stock repurchase program. No repurchases have been made pursuant to the program during the quarter.

“The ability to scale the creation, management and security of video assets is increasingly a requirement for higher education and corporations. In the third quarter we continued to build on our new product-line momentum by strategically expanding our sales team to pursue new markets, and add a concentrated focus to building our existing customer deployments. While still in the early stages, this emphasis on reaching a broader spectrum of organizations and deepening customer relationships has already created tremendous opportunity for Sonic Foundry in the corporate and higher education markets,” said Gary Weis, chief executive officer of Sonic Foundry. “Our large opportunities in the Middle East continue to develop as campuses under construction near completion. While we were optimistic at the beginning of the year that we would begin shipping solutions for these opportunities in the third quarter of fiscal 2013, we now believe that the majority of shipments will occur in the first half of our fiscal year 2014. We are confident that we will exceed the current year guidance of 13% growth in billings for our base business.”

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2013 third quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

EXPLANATION OF NON-GAAP MEASURES

To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Our non-GAAP financial measures reflect adjustments based on the following items:

  Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.
  Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.
  Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.
  Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with FASB Accounting Standards Codification subtopic 718, Compensation-Stock Compensation. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted market leader for enterprise webcasting solutions, providing video content management and distribution for education, business and government. Powered by the patented Mediasite webcasting platform and webcast services of Mediasite Events, the company empowers people to advance how they share knowledge online, using video webcasts to bridge time and distance, enhance learning outcomes and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc. Condensed Consolidated Balance Sheets (in thousands, except for share data) (Unaudited)
	June 30, 2013	September 30, 2012
Assets
Current assets:
Cash and cash equivalents	$3,078	$4,478
Accounts receivable, net of allowances of $70 and $85	7,688	5,578
Inventories	1,142	1,053
Prepaid expenses and other current assets	775	757
Total current assets	12,683	11,866
Property and equipment:
Leasehold improvements	852	852
Computer equipment	4,830	3,851
Furniture and fixtures	865	865
Total property and equipment	6,547	5,568
Less accumulated depreciation and amortization	3,450	2,624
Net property and equipment	3,097	2,944
Other assets:
Goodwill	7,576	7,576
Investment in Mediasite KK	577	420
Software development costs, net of amortization of $30	503	-
Other intangibles, net of amortization of $195 and $180	20	15
Total assets	$24,456	$22,821

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$-	$-
Accounts payable	1,529	1,604
Accrued liabilities	1,222	850
Unearned revenue	6,081	5,284
Current portion of capital lease obligation	183	129
Current portion of notes payable	667	667
Total current liabilities	9,682	8,534

Long-term portion of unearned revenue	490	349
Long-term portion of capital lease obligation	129	131
Long-term portion of notes payable	266	766
Leasehold improvement liability	466	532
Deferred tax liability	2,150	1,970
Total liabilities	13,183	12,282

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 3,978,502 and 3,909,040 shares issued and 3,965,786 and 3,896,324 shares outstanding	40	39
Additional paid-in capital	190,318	189,459
Accumulated deficit	(178,890)	(178,764)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	11,273	10,539
Total liabilities and stockholders' equity	$24,456	$22,821

Sonic Foundry, Inc. Condensed Consolidated Statements of Operations (in thousands, except for share and per share data) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Revenue:
Product	$4,170	$4,099	$9,969	$9,315
Services	3,782	3,567	10,837	10,317
Other	61	91	189	238
Total revenue	8,013	7,757	20,995	19,870

Cost of revenue:
Product	1,955	1,850	4,629	4,466
Services	447	352	1,198	1,058
Total cost of revenue	2,402	2,202	5,827	5,524
Gross margin	5,611	5,555	15,168	14,346

Operating expenses:
Selling and marketing	3,652	3,399	9,681	8,875
General and administrative	779	668	2,428	2,143
Product development	1,071	1,089	3,115	3,033
Total operating expenses	5,502	5,156	15,224	14,051
Income (loss) from operations	109	399	(56)	295

Equity in earnings from investment in Mediasite KK	11	250	179	250
Other expense, net	(20)	(30)	(69)	(106)
Income before income taxes	100	619	54	439
Provision for income taxes	(60)	(60)	(180)	(180)
Net income (loss)	$40	$559	$(126)	$259

Net income (loss) per common share:
– basic	$0.01	$0.14	$(0.03)	$0.07
– diluted	$0.01	$0.14	$(0.03)	$0.07

Weighted average common shares
– basic	3,938,038	3,856,536	3,915,339	3,849,667
– diluted	3,984,437	3,900,435	3,915,339	3,904,281

Non-GAAP Consolidated Statements of Operations (in thousands, except for per share data)

	Fiscal Quarter Ended June 30, 2013			Fiscal Quarter Ended June 30, 2012
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$8,013	$483	$8,496	$7,757	$568	$8,325
Cost of revenue	2,402	—	2,402	2,202	—	2,202
Total operating expenses	5,502	(439)	5,063	5,156	(409)	4,747
Income from operations	109	922	1,031	399	977	1,376
Equity investment in earnings from Mediasite KK	11	—	11	250	—	250
Other expense, net	(20)	—	(20)	(30)	—	(30)
Provision for income taxes	(60)	60	—	(60)	60	—
Net income	$40	$982	$1,022	$559	$1,037	$1,596
Basic and diluted net income per common share	$0.01	$0.25	$0.26	$0.14	$0.27	$0.41

(1)Adjustments consist of the following:

Billings		$483			$568
Depreciation and amortization		301			233
Non-cash tax provision		60			60
Stock-based compensation(2)		138			176

Total non-GAAP adjustments		$982			$1,037

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$91			$112
General and administrative		9			10
Product development		38			54

Total stock-based compensation		$138			$176

Sonic Foundry, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)

	Nine months ended June 30,
	2013	2012
Operating activities
Net income (loss)	$(126)	$259
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in earnings from investment in Mediasite KK	(179)	(250)
Amortization of other intangibles	15	38
Amortization of software development costs	30	-
Amortization of debt discount	-	32
Depreciation and amortization of property and equipment	826	614
Deferred taxes	180	180
Stock-based compensation expense related to stock options	485	591
Provision for doubtful accounts	-	(5)
Changes in operating assets and liabilities:
Accounts receivable	(2,110)	(805)
Inventories	(89)	(213)
Prepaid expenses and other current assets	(18)	(182)
Accounts payable and accrued liabilities	297	(81)
Other long-term liabilities	(66)	(59)
Unearned revenue	938	(312)
Net cash provided by (used in) operating activities	183	(193)

Investing activities
Capitalized software development costs	(533)	-
Purchases of property and equipment	(804)	(1,119)
Net cash used in investing activities	(1,337)	(1,119)

Financing activities
Proceeds from notes payable	-	1,200
Payments on notes payable	(500)	(1,223)
Payment on debt issuance costs	(20)	(20)
Proceeds from exercise of common stock options and warrants	352	104
Dividends from investment in Mediasite KK	22	-
Proceeds from issuance of common stock	23	63
Payments on capital lease obligations	(123)	(74)
Net cash (used in) provided by financing activities	(246)	50
Net decrease in cash and cash equivalents	(1,400)	(1,262)
Cash and cash equivalents at beginning of period	4,478	5,515
Cash and cash equivalents at end of period	$3,078	$4,253

Non-cash transactions:
Property and equipment financed by accrued liabilities, capital lease obligation and other long-term liabilities	$175	$707

CONTACT:
Sonic Foundry, Inc.
For investor inquiries:
investor@sonicfoundry.com
or
For media relations:
Tammy Jackson, 608.770.9052
tammy@sonicfoundry.com